SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

May 8, 2002

Date of Report (Date of earliest event reported)

METALDYNE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12068	38-2513957
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

47659 Halyard Drive, Plymouth, Michigan 48170
(Address of principal executive offices)

(734) 207-6200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.    Other Events and Regulation FD Disclosure.

As previously reported on Form 8-K dated January 2, 2003 and filed on January 6, 2003 on January 2, 2003, we entered into a joint venture with DaimlerChrysler Corporation to operate DaimlerChrysler's New Castle (Indiana) machining and forging facility. The business at the New Castle facility entails the manufacture of suspension and powertrain components. In connection with the closing, DaimlerChrysler contributed substantially all of the assets of the business conducted at this facility in exchange for 100% of the common and preferred interests in the joint venture. In addition, the joint venture assumed certain liabilities of the business from DaimlerChrysler. Immediately following the contribution, we purchased 40% of the common interests in the joint venture from DaimlerChrysler for $20.0 million in cash. This transaction was accounted for under the equity method of accounting, due to our investment representing greater than 20% but less than 50% of the interest in the joint venture. On May 2, 2003, the New Castle joint venture reached an agreement in principle with the local International Union, United Automobile, Aerospace and Agricultural Implement Workers of America ("UAW"), with respect to the New Castle facility. The agreement in principle is subject to preparation and ratification of a definitive agreement. The agreement in principle provides for reduced wages as compared with the former applicable DaimlerChrysler agreement, to apply if and when we acquire the remainder of DaimlerChrysler's equity in the joint venture.

Under the terms of the joint venture agreement, we have an option to purchase DaimlerChrysler's common and preferred interests in the joint venture for $118.8 million in cash, approximately $31.7 million in principal amount of a new issue of 10-year 10% senior subordinated notes of Metaldyne and approximately $64.5 million in liquidation preference of a new series of Metaldyne preferred stock. Our call option may be exercised once a satisfactory collective bargaining agreement has been ratified. If Metaldyne does not exercise its call option within 20 business days of DaimlerChrysler's ratifying a satisfactory collective bargaining agreement or fails to close within 120 days after such exercise because we can not finance the acquisition, DaimlerChrysler has a call option to purchase our initial investment for $1.00. If a new satisfactory collective bargaining agreement is not ratified by January 31, 2004, we have a put option on our equity in the joint venture at $20 million and DaimlerChrysler has a call option on our equity in the joint venture at $20 million. We are exploring how we will finance the cash component if we exercise our call option, but it will likely be in the form of debt and/or drawings under our receivables facility and/or sale-leasebacks of assets. There can be no assurance that the required funds will be available to us or that our debt instruments will permit completion of the acquisition on desired terms. Reference is made to the exhibits filed with the January 2, 2003 Form 8-K for the full terms.

At the same time, the joint venture entered into a long-term supply agreement with DaimlerChrysler. The supply arrangement dedicates the facility's production to DaimlerChrysler until such time, if at all, that we acquire the balance of the joint venture. The pricing of the supply arrangement until that time reflects the historical cost to DaimlerChrysler. Thereafter, the pricing will change to competitive terms and we will be free to sell to other customers.

If we acquire the balance of DaimlerChrysler's equity interests in the New Castle joint venture, it will have a significant impact on our capital structure and results of operations. However, historical financial information concerning the New Castle facility is not representative of results that would be obtained if we acquired the balance of the joint venture because of the expected reduction in sales prices under the supply agreement, the impact of the new collective bargaining agreement on labor costs and the application of purchase accounting to the historical cost basis of any acquired assets and liabilities which may potentially impact depreciation and amortization expense.

We believe that the principal adjustments to the New Castle operations' historical results to be more representative of results following an acquisition by us would include the new pricing under the supply agreement that would take effect upon our acquisition of the balance of the joint venture and changes to reflect our cost structure, including new terms for the collective bargaining agreement at the New Castle facility. The supply agreement and the collective bargaining agreement would have different effects in different periods under their terms. To enable the evaluation of the impact of

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acquiring the entirety of the joint venture joint venture, we have presented the following adjustments to the New Castle historical financial information to demonstrate some of the anticipated effects at the joint venture level of the acquisition of the joint venture by us in its entirety.

New Castle Pro Forma Statement of Direct Revenues and Expenses
For the Year Ended December 31, 2002

	New Castle
	New Castle Historical	New Castle Adjustments		Total
Statement of Operations Data:
Net sales	$443.6	(22.3)	(1)	$421.3
Cost of sales	(457.3)	50.2	(2)	(407.1)
Gross profit	(13.7)	27.9		14.2
SG&A expenses	(0.6)	(3.4)	(3)	(4.0) (3)
Legacy restricted stock award expense	—	—		—
Restructuring charges	(0.9)	—		(0.9)
Operating profit	(15.2)	24.5		9.3

See footnote (4) for a discussion of Adjusted EBITDA for New Castle, as defined

(1)	Represents the adjustment to New Castle historical financial statments to reflect the reduction in sales prices from historical standard costs to external agreed upon sales prices. Revenue for New Castle is derived based upon the sale of product to DaimlerChrysler assembly plants within North America and to third party customers not related to DaimlerChrysler. Product sold to DaimlerChrysler assembly plants and third party customers are recorded as revenue based on the plant's standard cost of production. To properly reflect sales at an external sales pricing structure, a reduction to net sales of $22.3 million has been recorded.
(2)	Represents the adjustment to reflect the reduction in employee costs related to the employee agreement entered into with DaimlerChrysler. All current DaimlerChrysler employees at New Castle are leased to Metaldyne at a rate averaging $28.96 per hour, which is significantly below the previous DaimlerChrysler labor rate. This employee agreement would have resulted in a reduction to employee costs of $50.2 million, if it had been in place for 2002. The $50.2 million is calculated as follows:

	Total Hours Worked	Avg rate per hour*	Labor Costs
Total hours at historical DaimlerChrysler rate	2,576,167	$48.44	$124.8
Total hours at lease rate per joint venture agreement	2,576,167	$28.96	$74.6
Total reducton in employee costs			$50.2

*	Average rate per hour represents a blended rate which includes an adjustment for overtime and double time rates.
(3)	Represents the adjustment of $3.4 million for support charges to be paid to DaimlerChrysler of $4 million per year. As the plant did not have an infrastructure in place to maintain the facility as a stand alone entity, the historical financial information does not reflect any costs associated with the administration and support of the facility from the DaimlerChrysler corporate entity. The joint venture agreement requires the joint venture to make a $4 million payment to DaimlerChrysler on an annual basis which reflects administrative and support costs provided to the joint venture by DaimlerChrysler.

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(4)	Adjusted EBITDA for New Castle, as defined, is operating profit before depreciation and amortization, restructuring changes and non-cash loss on fixed asset disposition.

Year Ended December 31, 2002
(in millions)
Operating profit	$9.3
Depreciation and amortization	23.3
Restructuring charges	0.9
Non-cash loss on fixed asset sale	4.0
Adjusted EBITDA for New Castle, as defined	$37.5

The foregoing does not include potential annual cost savings we anticipate realizing at New Castle from our ownership relating to, among other things, process changes, structural changes and operating improvements, which we estimate to be in the range of $7 to 10 million. We cannot assure that they will be realized at all.

There can be no assurance that we will acquire the balance of the joint venture on the assumed or any terms or that our cost structure, new terms of the collective bargaining agreement or capital structure will reflect the described assumptions or achieve the synergies described above. Moreover, there would be significant additional information provided with the presentation of full financial statements for the joint venture or in a consolidated set of our financial statement that included the joint venture post-acquisition.

Adjusted EBITDA for New Castle, as defined, is presented in the manner as defined herein because we believe it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness and, therefore, enables one to consider the potential impact on us depending upon how the acquisition is ultimately financed. We believe operating profit is the most closely comparable financial measure calculated based on generally accepted accounting principles. Adjusted EBITDA for New Castle, as defined, should not be considered as an alternative to net income as a measure of operating results or to cashflows as a measure of liquidity in accordance with GAAP. Because Adjusted EBITDA for New Castle, as defined, is not calculated identically by all companies, the presentation in this report is not likely to be comparable to that disclosed by other companies.

This document contains "forward-looking" statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business. Forward-looking statements include certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with Metaldyne's outlook concerning future results. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak only as of the date hereof. Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this report include general economic conditions in the markets in which we operate and industry-based factors such as: declines in North American automobile and light truck builds, reductions in outsourcing by our automotive customers, increases in our raw material and energy costs, labor costs and strikes at our major direct and indirect customers and at our facilities, dependence on significant automotive customers, the level of competition in the automotive supply industry and pricing pressures from our customers, technological developments that could competitively disadvantage us, and risks associated with conducting business in foreign countries. In addition, factors more specific to us could cause our actual results to vary materially from those anticipated in the forward-looking statements included in this report such as substantial leverage, limitations imposed by our debt instruments, our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses including actions we have identified as providing cost-saving opportunities. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 8, 2002

METALDYNE CORPORATION

By: /s/ William M. Lowe, Jr.
  Name: William M. Lowe, Jr.
  Title: Executive Vice President
  and Chief Financial Officer